UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): June 5, 2007
LIME ENERGY CO.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337

(State or other jurisdiction of incorporation)	(Commission File #)	(IRS Employer Identification No.)
1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
On June 5, 2007, seven new investors became party to the Loan Agreement between Lime Energy Co. (“Lime Energy” or the “Company”) previously filed as Exhibit 10.1 to our Form 8-K on May 30, 2007, completing the second and final tranche of the $5 million three-year convertible note offering. Mr. Richard Kiphart, the Company’s Chairman and largest individual stockholder, invested an additional $100,000 in the second tranche, adding to the $3 million he invested in the first tranche and the $1,9 million from the seven new investors. The convertible notes issued in the second tranche, which have the same terms as the notes issued in the first tranche, will mature on May 31, 2010, although they may be prepaid at anytime after May 31, 2008 at the Company’s option without penalty and will accrue interest at the rate of 10% per year. Interest will be payable quarterly, 50% in cash and 50% in shares of the Company’s common stock valued at the market price of the Company’s common stock on the dividend due date. The term notes are convertible at any time at each investor’s election at $1.00 per share, and any time after May 31, 2008 will automatically convert to shares of common stock at $1.00 per share if the closing price of the Company’s common stock exceeds $1.50 per share for 20 days in any consecutive 30-day period. The notes are secured by all of the Company’s assets, but are subordinated to all of the Company’s current or future senior lenders, including its current mortgage lender. The Loan Agreement provides for acceleration upon the occurrence of typical events of default, including nonpayment, nonperformance, bankruptcy and collateral impairment.
As part of the second tranche, the Company issued the eight investors four-year warrants to purchase 576,921 shares of its common stock at $1.04 per share. The form of this warrant was previously filed as exhibit 4.1 to our Form 8-K on May 30, 2007. The shares issued as part of the quarterly interest payments and issuable upon conversion of the notes or exercise of the warrant will not be registered for resale, though the Company has given the investors the right to demand the Company file a registration statement to register a minimum of 1 million of these shares after they have been issued pursuant to an Investor Rights Agreement, which was previously filed as exhibit 10.2 to our Form 8-K on May 30, 2007.
Proceeds from the issuances will be used to fund extended customer receivables, for future potential acquisitions and for general corporate purposes.
The description of the transaction contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the Loan Agreement, the Investor Rights Agreement and the Form of Warrant and are incorporated herein by reference.
The Company issued a press release announcing the transaction, a copy of which is attached as exhibit 99.1.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On June 6, 2007, Texas Energy Products, Inc. (“Merger Subsidiary”), a Delaware corporation and a wholly owned subsidiary of Lime Energy, and the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with George Bradley Boyett dba Texas Energy Products (“TEP”). Pursuant to Purchase Agreement, the Merger Subsidiary acquired all of the business assets and assumed certain liabilities of TEP for $300,000 in cash and 200,000 shares of Lime Energy common stock. TEP is an energy services company located in Austin, Texas.
The common stock issued pursuant to the transaction was issued without registration under the Securities Act of 1933 pursuant to an exemption from registration under Regulation D thereunder. Lime Energy has given Mr. Boyett the right to include his shares in any registration statement it files in the future.
There is no material relationship between Mr. Boyette and Lime Energy or any of its affiliates, or any director or officer of Lime Energy, or any associate of any such director or officer.

The Registrant issued a press release in connection with the merger, which is attached as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Form 8-K is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.
As described in Item 2.01 above, on June 6, 2007, the Company issued 200,000 shares of its common stock as partial consideration in the purchase of the business assets of George Bradley Boyett dba Texas Energy Products.
As described in more detail in Item 1.01 above, on June 5, 2007, the Company issued convertible notes to a group of eight investors, including Richard P. Kiphart, the Company’s Chairman and largest individual stockholder. Interest on the notes will be payable quarterly, 50% in shares of the Company’s common stock, and the term notes are convertible into common stock of the Company for $1.00 per share at any time at each investor’s election. In addition, as part of the transaction, the Company issued the investors four-year warrants to purchase an aggregate of 576,921 shares of its common stock at $1.04 per share.
Each of the investors is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”). The offer and sale of the securities described above were made in reliance upon an exemption from the registration requirements pursuant to Section 4(2) under the Act, and Regulation D promulgated thereunder. There was no general solicitation or advertising with respect to this sale of equity securities, and the investors provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities. Appropriate legends will be affixed by the Company to each of the share and warrant certificates that have been or will be issued.
Additional information regarding these transactions are incorporated in this Item 3.02 by reference to “Item 1.01. Entry into a Material Definitive Agreement” and “Item 2.01 Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
     (d)    Exhibits
               99.1      Press release of Lime Energy Co. dated June 6, 2007

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.
Dated: June 7, 2007	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Lime Energy Co. dated June 6, 2007